TORRID ANNOUNCES FINANCE LEADERSHIP UPDATE

CITY OF INDUSTRY, Calif. – October 19, 2026 – Torrid Holdings Inc. (“Torrid” or the “Company”) (NYSE: CURV), a direct-to-consumer apparel, intimates, and accessories brand in North America for women sizes 8 to 30, announced that Chief Financial Officer, Paula Dempsey, has resigned to pursue another opportunity. She will continue to serve in this role through mid-November to ensure a smooth transition.
The Company has appointed Will Langley as Interim Chief Financial Officer, effective October 28, 2026. Mr. Langley brings 20 years of experience at Belk, where he served as Chief Financial Officer from January 2020 through May 2025. Before becoming CFO, he held a series of finance roles of increasing responsibility at Belk, including Vice President of Treasury and Finance and Director of Financial Planning and Analysis.
“On behalf of everyone at Torrid, I want to thank Paula for her many contributions over the past several years, including her leadership of our store optimization efforts. She helped strengthen our financial foundation through disciplined capital allocation and expense management. We wish her well in her next endeavor,” said Lisa Harper, Chief Executive Officer of Torrid.
Ms. Harper continued, “I am excited to welcome Will to Torrid. He is a seasoned finance leader whose breadth of experience and strategic contributions at Belk make him well suited to guide our finance organization. Having worked with Will for many years, I look forward to the perspective he will bring to Torrid as we continue to execute on our priorities.”
“I am pleased to join Torrid at this important time and look forward to working with Lisa and the leadership team,” said Mr. Langley.

About Torrid
TORRID is a direct-to-consumer brand in North America dedicated to offering a diverse assortment of stylish apparel, intimates, and accessories skillfully designed for the curvy woman. Specializing in sizes 8 to 30, our primary focus is on providing fashionable, comfortable, and affordable options that meet the unique needs of our customers. Our extensive collection features high-quality merchandise, including tops, bottoms, denim, dresses, intimates, activewear, footwear, and accessories. Our products are exclusive to us, and each product is meticulously crafted to cater to the needs of the curvy woman, empowering her to love the way she looks and feels. Our collections are artfully curated to suit all aspects of our customers’ lives, including casual weekends, work, dressy and special occasions. Understanding the importance of affordability, we aim to keep our prices reasonable without compromising on quality. This allows us to build a meaningful connection with our customers, distinguishing us from other brands that often overlook plus- and mid-size consumers. Our brand experience and product offerings establish us as a differentiated and reliable choice for plus- and mid-size customers, which we believe sets us apart in the market. We strive to be everything our customer needs in her closet, consistently delivering products that make her feel confident and stylish.